             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant   /x/
Filed by a Party other than the Registrant   / /
Check the appropriate box:

/ / Preliminary Proxy Statement
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                      AMTEC, INC.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.
/ / $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:


         ---------------------------------------------------------------------

    2)   Aggregate number of securities to which transaction applies:


         ---------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (Set forth the amount on which the filing fee is calculated and state how it was determined.)


         ---------------------------------------------------------------------

    4)   Proposed maximum aggregate value of transaction:


         ---------------------------------------------------------------------

    5)   Total fee paid:


         ---------------------------------------------------------------------

/ / Fee paid previously by written preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:
                                ----------------------------------------------

    2)   Form, Schedule or Registration Statement No.:
                                                      ------------------------

    3)   Filing Party:
                      --------------------------------------------------------

    4)   Date Filed:
                    ----------------------------------------------------------

                                     AMTEC, INC.
                      (FORMERLY AVIC GROUP INTERNATIONAL, INC.)
                                 599 LEXINGTON AVENUE
                                      44TH FLOOR
                              NEW YORK, NEW YORK  10022


                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FRIDAY, OCTOBER 17, 1997


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AmTec, Inc. (formerly AVIC Group International, Inc., and referred to herein as the "Company") will be held at the American Stock Exchange, Inc., 13th Floor Board Room, located at 86 Trinity Place, New York, New York 10006, on Friday, October 17, 1997 at 10:00 a.m., local time, for the following purposes, as more fully described in the attached Proxy Statement:

         (1) To elect seven directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

         (2) To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1998; and

         (3) To transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

    The Board of Directors has fixed the close of business on Monday, September 8, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders at the close of business on the record date are entitled to vote at the Annual Meeting.

    Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the Annual Meeting.

                                       By Order of the Board of Directors,



                                       Joseph R. Wright, Jr.
                                       CHAIRMAN OF THE BOARD


New York, New York
September 18, 1997

                                     AMTEC, INC.
                      (FORMERLY AVIC GROUP INTERNATIONAL, INC.)
                                 599 LEXINGTON AVENUE
                                      44TH FLOOR
                              NEW YORK, NEW YORK  10022


                            ANNUAL MEETING OF STOCKHOLDERS
                                   OCTOBER 17, 1997

                                   PROXY STATEMENT


                                     INTRODUCTION

    This Proxy Statement is furnished to the stockholders of AmTec, Inc., a Delaware corporation (formerly AVIC Group International, Inc., and referred to herein as the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company. The proxies solicited hereby are to be voted at the annual meeting of stockholders of the Company to be held on Friday, October 17, 1997, and at any and all adjournments thereof (the "Annual Meeting").

                              PURPOSE OF ANNUAL MEETING

    At the Annual Meeting, stockholders will be asked: (i) to elect seven directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (ii) to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1998; and (iii) to transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof. The Board recommends a vote in favor of (i.e., "FOR") (a) the election of the seven nominees for directors of the Company listed below and (b) the ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1998.

                               QUORUM AND VOTING RIGHTS

    Holders of record of the Company's Common Stock, $.001 par value ("Common Stock"), at the close of business on Monday, September 8, 1997 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. As of the Record Date, there were 33,043,013 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

    All shares of Common Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted in favor of (i.e., "FOR") (i) the election of the seven nominees for directors of the Company listed under Proposal 1; and (ii) the ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1998. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

    In the election of directors, the seven candidates receiving the highest number of votes will be elected as directors. The other matters submitted for stockholder approval at the Annual Meeting will be decided by



                                          1.

the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained. Any stockholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy; (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or (c) submitting a duly executed proxy bearing a later date.

    The cost of preparing, printing, assembling and mailing this Proxy
Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communications, by telephone, telegraph or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding shares of Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of such shares.

    This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about September 18, 1997.


                                          2.

                          PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

    At the Annual Meeting, seven directors, who will constitute the entire Board of Directors, are to be elected to serve until the next Annual Meeting of stockholders or until their successors shall be elected and shall qualify. All nominees have consented to being named herein and have agreed to serve if elected. The names of such nominees are as follows:

              Joseph R. Wright, Jr.
              Richard T. McNamar
              James R. Lilley
              Michael H. Wilson
              Drew Lewis
              Richard S. Braddock
              Liang Jiangli

    Management proxies will be voted FOR the election of all of the above named nominees unless the stockholders indicate that the proxy shall not be voted for all or any one of the nominees. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF
                   THE SEVEN PERSONS NOMINATED FOR DIRECTOR HEREIN.

MEETINGS; ATTENDANCE; COMMITTEES

    During the fiscal year ended March 31, 1997, the Board of Directors of the Company met seven times, and the Audit Committee of the Board of Directors did not meet. Except for Teoh Set Seng, who did not attend any Board meetings during the fiscal year ended March 31, 1997, no incumbent member who was a director during the past fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which he served.

    The Company's Audit Committee reviews the scope of the audit and other accounting related matters. During the fiscal year ended March 31, 1997, William H. Davidson was the sole member of such committee until his resignation from the Board in March 1997. Currently, there are no members of the Audit Committee of the Board of Directors. The Company has no other committees of its Board of Directors.


                                          3.

MANAGEMENT OF THE COMPANY

    The directors of the Company serve until the next annual meeting of stockholders of the Company or until their successors are elected and qualified, subject to their prior death, resignation or removal. Officers are appointed by and serve at the discretion of the Board of Directors, subject to the rights of the officers under their respective employment agreements. There are no family relationships among any of the Company's directors and executive officers. Set forth below is certain information with respect to the directors, director nominees and executive officers of the Company as of September 8, 1997:

           NAME               AGE                     POSITIONS
----------------------        ---     -----------------------------------------
 Joseph R. Wright, Jr.        58      Chairman of the Board of Directors,
                                      Chief Executive Officer and President
 Richard T. McNamar           58      Vice Chairman of the Board of Directors
 Xiao Jun                     40      Executive Vice President - AVIC China
                                      and Director
 James R. Lilley              69      Director
 Michael H. Wilson            59      Director
 Drew Lewis                   65      Director
 Ju Feng                      50      Director
 Teoh Set Seng                45      Director
 Richard S. Braddock          56      Director
 Liang Jiangli                58      Director Nominee
 Michael J. Lim               33      Executive Vice President - Operations
 Albert G. Pastino            55      Senior Vice President and Chief
                                      Financial Officer
 James F. O'Brien             51      Senior Vice President and General
                                      Counsel
 Timothy P. F. Crowley        26      Corporate Secretary




    JOSEPH R. WRIGHT, JR. has served as the Company's Chairman of the Board of Directors since May 1995, Chief Executive Officer since March 1996 and President since May 1996. Mr. Wright also serves as Chairman and member of the Board of GRC International, Inc. a U.S. public company that provides technical support to government and private entities, Co-Chairman of Baker & Taylor Holdings, Inc., an international book and video distribution company, Vice Chairman of The Jefferson Group, a member of the Board of Travelers Group, a public company, PanAm Sat, a public company, and Deswell Industries, a public company. From 1989 to 1994, Mr. Wright served in various executive capacities for W. R. Grace & Co., an international chemicals and health care company, and its associated companies, including Executive Vice President and Vice Chairman of W. R. Grace & Co., President of Grace Energy Corporation and Chairman of Grace Environmental Company. From 1982 to 1989, Mr. Wright held the positions of Director and Deputy Director of the Office of Management and Budget, The White House, and was a member of President Reagan's cabinet. Prior to 1982, he served as Deputy Secretary, United States Department of Commerce, President of Citicorp Retail Services and Retail Consumer Services, held posts in the United States Department of Agriculture, the United States Census Bureau and the United States Department of Commerce, and was Vice President and Partner of Booz. Allen & Hamilton, a management consulting firm. He is also currently a member of the Board of Advisors of Barington Capital Corporation and Great Lakes Pulp and Fiber Corporation, and a Trustee of Hampton University.

    RICHARD T. MCNAMAR has served as the Company's Vice Chairman of the Board of Directors since September 1996. He was the founder and Chairman of International Franchise, Inc., a firm that specialized in international financial transactions, from 1995 to 1997. He was a Managing Director of Oppenheimer &


                                          4.

Co. from 1991 to 1994. Formerly, he was the Vice-Chairman of The Bank of New England Corporation and subsidiaries from 1990 to 1991. Mr. McNamar served as Deputy Secretary of the United States Treasury from 1981 to 1985. He served in the Nixon and Ford Administrations from 1972 to 1977, where he served as the Executive Director of the Federal Trade Commission from 1973 through 1977. Mr. McNamar is also currently a member of the Executive Board of the Bretton Woods Committee, the Board of the Institute of the Americas and the Advisory Committee of the World Economic Forum.

    XIAO JUN has served as a Director of the Company since February 1995 and Executive Vice President - AVIC China since December 1995. He also served as the Company's Secretary from February 1995 to January 1996 and as Chief Financial Officer from June 1995 to May 1996. He has been the President of Xiao Hua International, Inc., an international steel trading business based in California since June 1993. He served as the Vice President of ITV Communications, Inc., a former operating subsidiary of the Company, from December 1994 to January 1996. From March 1990 to May 1993, Mr. Xiao was the Vice President of Chong Qing Special Metals Industry Co. From 1985 to 1990, Mr. Xiao served as an engineer and project manager at the representative office of IBM China/HK Corp. (Beijing). Mr. Xiao received a bachelor's degree in physics from the Beijing Polytechnic University in 1982.

    JAMES R. LILLEY has served as a Director of the Company since May 1997. Ambassador Lilley is currently the Director of Asian Studies at the American Enterprise Institute ("AEI") which he joined in January 1993, and directs the Institute for Global Chinese Affairs at the University of Maryland. Prior to his joining AEI, Ambassador Lilley served in President Bush's Administration as the Assistant Secretary of Defense for International Security Affairs from November 1991 to January 1993. Ambassador Lilley was U.S. Ambassador to the People's Republic of China from April 1989 to May 1991, and to the Republic of Korea from 1986 to 1989. Ambassador Lilley is the co-editor of BEYOND MFN:
TRADE WITH CHINA AND AMERICAN INTERESTS and is the author of the forward for the AEI publication, CHINESE MILITARY MODERNIZATION. He has represented Hunt Oil of Texas and United Technologies of Hartford, Connecticut in 1979 to 1980. Ambassador Lilley worked for Archer-Daniels-Midland Co. and Westinghouse as a business consultant.

    MICHAEL H. WILSON has served as a Director of the Company since May 1997.
He has been Vice-Chairman of RBC Dominion Securities, Inc. in Toronto, Canada since 1995. Prior to 1994, Mr. Wilson held senior Federal Cabinet posts with the Government of Canada in Finance, Industry, Science and Technology and International Trade. Prior to his career in public service, Mr. Wilson was Executive Vice-President of Dominion Securities Limited. Mr. Wilson also serves on the Board of Directors of Manulife Financial, a mutual insurance company, Amoco Corporation, a publicly held company, and Rio Algom Limited, a publicly held company. He is also active in a number of professional and community organizations, including The Clarke Institute of Psychiatry, The Aspen Institute and The Institute of the Americas.

    DREW LEWIS has served as a Director of the Company since May 1997. Mr. Lewis served as Chairman and Chief Executive Officer of Union Pacific Corporation from October 1987 to January 1997, and served as the Chief Operating Officer of Union Pacific Corporation from April 1986 to October 1987. Prior to his positions with Union Pacific Corporation, Mr. Lewis served as Chairman and Chief Executive Officer of Union Pacific Railroad Company from April to October 1986. From 1983 to 1986, Mr. Lewis was Chairman and Chief Executive Officer of Warner Amex Cable Communications. He served in the Reagan Administration from January 1981 to February 1983 as U.S. Secretary of Transportation. Mr. Lewis also serves as a director to American Express Company, FPL Group, Inc., Gannett Co., Inc., Gulfstream Aerospace Corporation, Lucent Technologies, Union Pacific Resources Group, Inc. and Dal-Tile International, all of which are publicly held companies.

    JU FENG has served as a Director of the Company since February 1995. He has been the Vice President and Chief Technical Officer of Beijing CATCH Communications Group Co. since 1990. He was an associate professor and director of the telecommunications laboratory at the Beijing University of Aeronautics and Astronautics from 1989 to 1990. From 1987 to 1990, Mr. Ju served as a visiting scholar on mobile


                                          5.

communication at the Department of Electrical and Electronics Engineering at Liverpool University (United Kingdom). Mr. Ju received a master's degree from the Department of Electronics Engineering from the Beijing University of Aeronautics and Astronautics in 1980, and a bachelor's degree in electrical engineering from Tshinghua University (Beijing, China) in 1968.

    TEOH SET SENG has served as a Director of the Company since July 1994 and served as the Secretary of the Company from July 1994 to February 1995. She has also served as an internal auditor for Villa Genting Development SDN BHD since June 1993. From 1983 to June 1993, Ms. Teoh served as a manager for Planglobal Insurance SDN based in Malaysia.

    RICHARD S. BRADDOCK has served as a Director of the Company since August 1997. He has served as a principal of Clayton, Dubilier & Rice, Inc. from 1994 to 1995 and as the Chief Executive Officer of Medco Containment Services from January 1993 to December 1993. Mr. Braddock held various positions at Citicorp from 1973 through 1992 including that of President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A., from January 1990 to November 1992 and as sector executive for worldwide consumer activities from 1985 to 1990. Mr. Braddock served as a director of Citicorp from 1985 to 1992. Mr. Braddock serves on the Board of Directors of E*Trade Group, Inc., Eastman Kodak Company, Cadbury Schweppes plc adr, Ion Laser Technology and True North Communications, Inc., all publicly-held companies, and of IBN Limited and Lincoln Center for the Performing Arts. He is a trustee of the Cancer Research Institute. Mr. Braddock received his bachelors degree from Dartmouth College and his M.B.A. from the Harvard Graduate School of Business Administration.

    LIANG JIANGLI has served as the Director of Hebei Electronics Industry Department since September 1993. Mr. Liang also serves as the Chairman of the Board of Hebei United Communications Equipment Company Limited ("Hebei Equipment"), the joint venture subsidiary of the Company. From 1987 to September 1993, Mr. Liang served as the Director of Hebei Electronics Bureau and the Deputy Director of Hebei Machinery and Electronics Industry Department.
From 1983 to 1987, Mr. Liang served as the Deputy Director of Hebei Electronics Industry Bureau. From 1963 to 1983, Mr. Liang worked in a state owned institute, focusing on technology studies and management. Mr. Liang is a graduate of the Beijing Post and Telecommunications Institute.

    MICHAEL J. LIM has served as the Executive Vice President - Operations of the Company since November 1995 and as the Chief Financial Officer from May 1996 through June 1997. He also served as a Director of the Company from December 1996 to April 1997. Prior to his joining the Company, Mr. Lim was an investment banker with Bear, Stearns & Co., Inc. from 1986 to 1988 and from 1991 to 1995. During the two and a half years prior to his joining the Company, Mr. Lim served as Vice President of Bear Stearns Asia Limited, where he advised Asian enterprises on a wide variety of financing transactions, with particular focus on telecommunications and infrastructure financings. Mr. Lim also worked as an investment banker with the Chase Manhattan Bank from 1990 to 1991. Mr. Lim received his A.B. from Harvard College in English Literature in 1985 and his M.B.A. from the Amos Tuck School of Business Administration at Dartmouth in 1990.

    ALBERT G. PASTINO was appointed in June 1997 to serve as a Senior Vice President and Chief Financial Officer of the Company, subject to ratification of such appointment by the Board of Directors. From 1993 to 1997, Mr. Pastino served as the President of Kisco Capital Company, Inc., an affiliate of Kohlberg & Company, a private equity investment company, where he was involved in a number of equity transactions. He also served on the boards of directors of a number of Kohlberg & Company's portfolio companies and currently serves on the board of four such portfolio companies. From 1989 through 1992, Mr. Pastino served as Senior Vice President and Chief Operating Officer of Fortis Private Capital, Inc., a private equity investment company investing in expansion financing and management buyouts. Mr. Pastino began his business career at Deloitte & Touche LLP where he served as senior partner, and gained his investment banking experience at Alex Brown & Sons, Incorporated. Mr. Pastino received an M.B.A. from Fairleigh


                                          6.

Dikinson University and a B.S. from St. Joseph's University and completed the Harvard University Graduate School of Business SCMP Program.

    JAMES F. O'BRIEN was appointed in June 1997 to serve as a Senior Vice President and General Counsel of the Company, subject to ratification of such appointment by the Board of Directors. Mr. O'Brien was a senior litigation partner at the law firm of Goulston & Storrs in Boston, Massachusetts where he founded the litigation practice in 1978 and specialized in complex financial transactions. Prior to that, Mr. O'Brien was an associate with the firm of Bingham, Dana & Gould. He has served as an advisor to U.S. corporations seeking business opportunities in Southeast Asia. Mr. O'Brien received a J.D. from Boston College Law School and an A.B. from St. John's Seminary in Boston.

    TIMOTHY P. F. CROWLEY joined the Company in May 1995 and has served as the Secretary of the Company since January 1996. Prior to joining the Company. Mr. Crowley worked in Corporate Administration at Travelers Group. Mr. Crowley received his B.A. from Connecticut College in Anthropology and Art History, and was enrolled in a graduate program in the History of Art at New York University's Institute of Fine Arts from 1993 to 1994.


                   COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

    The Following table sets forth certain information concerning compensation for the fiscal years ended March 31, 1997, 1996 and 1995 of certain of the Company's executive officers, including the Company's Chief Executive Officer and all executive officers whose total annual salary and bonus exceeded $ 100,000, for the fiscal year ended March 31, 1997 (the "Named Executive Officers").



                                                                                                           Long Term
                                                          Annual Compensation                         Compensation Awards
                                            --------------------------------------------          -------------------------------
 Name and                                                                   Other Annual            Stock              Options/
 Principal Position               Year      Salary ($)     Bonus ($)        Compensation          Awards ($)           SARS (#)
 ------------------               ----      ----------     ---------        ------------          ----------          ---------
 Joseph R. Wright                 1997      $256,250          0              (2)$30,000            $281,250           3,000,000
   Chief Executive                1996       143,750          0              (2)$30,000                               3,000,000
   Officer(1)

 Xiao Jun                         1997       123,958          0                                                               0
   Executive Vice                 1996        57,990          0                                                         400,000
   President-AVIC                 1995        42,250          0                                                         125,000
   China
 Michael J. Lim                   1997       167,333          0                                                               0
   Executive Vice                 1996        79,615          0                                                       1,000,000
   President-
   Operations(3)


_________________

(1) Mr. Wright has served as the Company's Chief Executive Officer since March 14, 1996. He joined the Company as the Chairman of the Board of Directors on May 1, 1995.
(2) During fiscal 1996 and 1997, the Company paid approximately $30,000 per year on behalf of Mr. Wright for certain personal tax and accounting services rendered by third parties for Mr. Wright.
(3) Mr. Lim joined the Company as the Executive Vice President - Operations on November 7, 1995 and served as the Company's Chief Financial Officer from May 1996 through June 15, 1997.


                                          7.

OPTION AND SAR GRANTS DURING LAST FISCAL YEAR

    The following table sets forth certain information regarding grants of options to the Named Executive Officers during the fiscal year ended March 31, 1997:

                                        Number of       % of Total
                        Securities        Options
                        Underlying       Granted to      Exercise
                          Options        Employees         Price    Expiration
Name                    Granted (#)    in Fiscal Year    ($/Share)     Date
----                    -----------    --------------    ---------     ----

Joseph R. Wright  .    3,000,000(1)        85.6%           $3.00      9/5/06
_________________

(1) This grant was made in September 1996. One half of the total number of options granted became exercisable on April 15, 1997 and the other half is exercisable on April 15, 1998.


OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information regarding option exercises by the Named Executive Officers during the fiscal year 1997 and options held by such Named Executive Officers on March 31, 1997:



                                                                   Number of Securities                Value of Unexercised
                                                                  Underlying Unexercised               In-the-Money Options
                                 Shares                         Options at Fiscal Year End             at Fiscal Year End(1)
                               Acquired on       Value        -----------------------------       -------------------------------
            Name                Exercise        Realized      Exercisable     Unexercisable       Exercisable       Unexercisable
            ----               ----------       --------      -----------     -------------       -----------       -------------
 Joseph R. Wright  . . . .            0               --       4,500,000         1,500,000        $10,800,000           3,600,000

 Xiao Jun  . . . . . . . .       10,000          $78,950         415,000           100,000            995,425             240,000

 Michael J. Lim  . . . . .            0               --         750,000           250,000          1,800,000             600,000


________________

(1) Based on a per share price of $2.750, the closing price of the Common Stock as reported on the American Stock Exchange, minus the exercise price of the option, multiplied by the number of shares underlying the option.


DIRECTOR COMPENSATION

    In August 1997, the Company initiated a compensation plan for its outside Directors pursuant to which each outside Director shall receive 10,000 shares of Common Stock upon joining the Board of Directors and options to acquire 10,000 shares of Common Stock each year thereafter with an exercise price equal to the market value of the Common Stock on the date of grant of the options. 25% of such options shall vest each quarter. Except for Ju Feng and William H. Davidson, who each received 5,000 shares of Common Stock valued at $45,000 (based on market value) in April 1996, no compensation was paid to outside Directors for services performed as Directors of the Company during the fiscal year ended March 31, 1997.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with six of its executive officers, Joseph R. Wright, Jr., Richard T. McNamar, Albert G. Pastino, James F. O'Brien, Xiao Jun and Michael J. Lim.


                                          8.

    The Company entered into a five year employment agreement dated as of April 15, 1995, and as amended on November 21, 1995 and September 6, 1996, with Joseph
R. Wright, Jr., pursuant to which Mr. Wright agreed to serve as the Company's Chairman of the Board of Directors, Chief Executive Officer and President and to operate out of the Company's executive offices located in New York, New York. The employment agreement initially provided for an annual base salary of $50,000 during the year commencing April 15, 1995 and $300,000 during the year thereafter. The September 6, 1996 amendment to the employment agreement provides for the issuance of shares of Common Stock in lieu of cash compensation as payment for the salary that Mr. Wright had accrued from June 1995 through October 15, 1996, at $1.50 per share, the market price of the Common Stock on October 15, 1996. Further, the amendment offers Mr. Wright an automatic extension of his contract of one year on each April 14, unless the Board of Directors notifies Mr. Wright 90 days prior to such date that such extension will not be made. The Board of Directors also approved revising his salary for the first year commencing on April 15, 1995 to $150,000, revising his salary for the second year to $300,000, and increasing his salary in each year thereafter by $100,000. The Board of Directors of the Company also approved the issuance of an additional three million options to Mr. Wright on September 6, 1996.
These options have an exercise price of $3.00 per share, a price above the fair market value on the date of grant, and vest with respect to fifty percent of said options on each of April 15, 1997 and April 15, 1998.

    In September 1996 the Company approved the issuance of 187,500 shares of the Company's Common Stock to Mr. Wright, paid in lieu of a portion of cash compensation Mr. Wright had been accruing from June 1995 through October 15, 1996. The amount of salary accrued through October 15, 1996 was $281,250. The Common Stock was issued at $1.50 per share, the fair market value of such shares at the time of the grant.

    Pursuant to the employment agreement, Mr. Wright was granted an option to acquire 3,000,000 shares of Common Stock at an exercise price of $0.35 per share, and an additional 3,000,000 options at an exercise price of $3.00 per share were granted on September 6, 1996. The option has vested with respect to the 3,000,000 shares which have an exercise price of $0.35 per share, and with respect to 1,500,000 shares which have an exercise price of $3.00 per share. The balance of the option with respect to 1,500,000 shares which have an exercise price of $3.00 per share will vest on April 15, 1998. The options issued to Mr. Wright have been issued pursuant to the Company's 1996 Stock Option Plan and were based on the market value of the Common Stock on the date of grant.

    On September 3, 1996, the Company entered into a one-year verbal employment agreement with Richard T. McNamar pursuant to which Mr. McNamar will serve as Vice Chairman of the Company. He received 25,000 shares of the Company's Common Stock upon commencing employment. Initially, Mr. McNamar was part time, and was to receive a contingent success fee for financings he introduced or arranged for the Company. On October 3, 1996 Mr. McNamar became a full time employee and waived his rights to any success fees. In his full time capacity, Mr. McNamar is paid $100,000 annual base salary. Mr. McNamar was issued an option to purchase 250,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, the fair market value at the time, on September 3, 1996. He received an additional option for 250,000 shares at an exercise price of $1.50 per share, the fair market value of the Common Stock at the time, when he became a full time employee on October 3, 1996. The Company and Mr. McNamar are discussing signing an employment agreement during the current fiscal year.

    The Company entered into a two year employment agreement, effective as of November 6, 1995, with Michael J. Lim, pursuant to which he serves as the Company's Executive Vice President - Operations at an annual base salary of $200,000. Mr. Lim also acted as the Company's Chief Financial Officer from May 1996 through June 15, 1997.

    The Company entered into a two year employment agreement, effective as of January 1, 1996, with Xiao Jun, pursuant to which he serves as the Company's Executive Vice President - AVIC China, at an annual base salary of $175,000.


                                          9.

    In connection with these employment agreements, the Company has agreed to issue, to Messrs. Lim and Xiao, options to purchase up to 1,000,000 and 400,000 shares, respectively, of the Company's Common Stock, with an exercise price of $0.35 per share. The options have been granted pursuant to the Company's 1996 Stock Option Plan. The options vest at the rate of twenty-five percent (25%) of the aggregate number of options so granted at the end of each six (6) month period following the date of each respective employment agreement. The options granted to Messrs. Lim and Xiao expire on November 6, 2005 and December 31, 2005, respectively, and were based on the market value of the Common Stock on the date of grant.

    The Company has also granted Mr. Xiao a five year option to acquire 125,000 shares of the Company's Common Stock at an exercise price of $0.3555 per share pursuant to the Company's 1995 Stock Option Plan, all of which options vested as of February 8, 1995. See "Stock Option Plans."

    On June 16, 1997, the Company entered into two year employment agreements with each of Albert G. Pastino and James F. O'Brien, which agreements are subject to ratification by the Board of Directors of the Company. Mr. Pastino will serve as a Senior Vice President and Chief Financial Officer of the Company and will receive an annual base salary of $100,000 plus performance bonus for the first year and stock options to acquire 400,000 shares of Common Stock at an exercise price of $3.00 per share, a discount to market price of $0.3125 per share at the time. Mr. O'Brien will serve as a Senior Vice President and General Counsel of the Company and will receive an annual base salary of $100,000 plus performance bonus for the first year and stock options to acquire 400,000 shares of Common Stock at an exercise price of $3.00 per share, a discount to market price of $0.3125 per share at the time.

    DIRECTORS AND OFFICERS LIABILITY INSURANCE. The Company has obtained directors' and officers' liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $3,000,000. The insurance policy expires on April 3, 1998.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Company's Certificate of Incorporation and Bylaws designate the relative duties and responsibilities of the Company's officers, establish procedures for actions by directors and stockholders and other items. The Company's Certificate of Incorporation and Bylaws also contain extensive indemnification provisions that will permit the Company to indemnify its officers and directors to the maximum extent provided by Delaware law.

    In addition, in May 1996 the Company's stockholders adopted a form of indemnification agreement (the "Indemnification Agreement") which provides the indemnitee with the maximum indemnification allowed under applicable law. The Company has not entered into Indemnification Agreements with any of its directors, officers, employees or consultants as of September 8, 1997. Since the Delaware statute is non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

    The Indemnification Agreement provides, in pertinent part, that the Company shall indemnify an indemnitee who is or was a party or is threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was a director, officer, key employee or agent of the Company or any subsidiary of the Company. The Company shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The advances paid to the indemnitee by the Company shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee,


                                         10.

if not covered by insurance, would come directly from assets of the Company, thereby affecting a stockholder's investment.

    TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS. Except as set forth in employment agreements of certain officers and employees of the Company and its subsidiaries, the Company has no compensatory plans or arrangements which relate to the resignation, retirement or any other termination of an executive officer or key employee with the Company or a change in control of the Company or a change in such executive officer's or key employee's responsibilities following a change in control.

STOCK OPTION PLANS

    As of February 8, 1995, the Company's Board of Directors and stockholders approved the Company's 1995 Stock Option Plan. The Company has reserved up to 500,000 shares of Common Stock for issuance under the 1995 Stock Option Plan.
As of September 8, 1997, 185,000 shares had been issued upon the exercise of stock options under the 1995 Stock Option Plan and stock options to purchase an aggregate of 115,000 shares were outstanding under the 1995 Stock Option Plan at exercise prices ranging from $0.15 to $5.00 per share. As of such date, all such stock options were exercisable.

    The 1996 Stock Option Plan was adopted by the Board of Directors on March 14, 1996 and by the Company's stockholders on May 7, 1996. The Company has reserved for issuance thereunder an aggregate of 12,000,000 shares of Common Stock. As of September 8, 1997, stock options to purchase an aggregate of 8,845,000 shares were outstanding under the 1996 Stock Option Plan at exercise prices ranging from $0.35 to $3.00 per share, of which options to purchase 5,923,000 shares of Common Stock were exercisable. The Board of Directors has approved a provision in the 1996 Stock Option Plan which places a 1,500,000 share limit on the number of options that may be granted under the 1996 Stock Option Plan to an employee in each fiscal year.

    A description of the Company's 1995 and 1996 Stock Option Plans (collectively, the "Stock Option Plans") is set forth below. The description is intended to be a summary of the material provisions of the Company's Stock Option Plans and does not purport to be complete.

    ADMINISTRATION OF AND ELIGIBILITY UNDER STOCK OPTION PLANS. Each of the Stock Option Plans, as adopted, provides for the issuance of options to purchase shares of Common Stock to officers, directors, employees, independent contractors and consultants of the Company and its subsidiaries. The Stock Option Plans authorize the issuance of incentive stock options ("ISOs"), and non-qualified stock options ("NSOs") and stock appreciation rights ("SARs") to be granted by a committee (the "Committee") to be established by the Board of Directors to administer the Stock Option Plans.

    Subject to the terms and conditions of the Stock Option Plans, the Committee will have the sole authority to determine: (a) the persons ("optionees") to whom options to purchase shares of Common Stock and SARs will be granted, (b) the number of options and SARs to be granted to each such optionee, (c) the price to be paid for each share of Common Stock upon the exercise of such option, (d) the period within which each option and SAR will be exercised and any extensions thereof, and (e) the terms and conditions of each such stock option agreement and SAR agreement which may be entered into between the Company and any such optionee.

    All officers, directors and employees of the Company and its subsidiaries and certain consultants and other persons providing significant services to the Company and its subsidiaries will be eligible to receive grants of options and SARs under the Stock Option Plans. However, only employees of the Company and its subsidiaries are eligible to be granted ISOs.


                                         11.

    STOCK OPTION AGREEMENTS. All options granted under the Stock Option Plans will be evidenced by an option agreement or SAR agreement between the Company and the optionee receiving such option or SAR. Provisions of such agreements entered into under the Stock Option Plans need not be identical and may include any term or condition which is not inconsistent with the respective Stock Option Plan and which the Committee deems appropriate for inclusion.

    INCENTIVE STOCK OPTIONS. Except for ISOs granted to stockholders possessing more than ten percent of the total combined voting power of all classes of the securities of the Company or its subsidiaries to whom such ownership is attributed on the date of grant ("Ten Percent Stockholders"), the exercise price of each ISO must be at least 100% of the fair market value of the Company's Common Stock as determined on the date of grant. ISOs granted to Ten Percent Shareholders must be at an exercise price of not less than 110% of such fair market value. Each ISO must be exercised, if at all, within ten years from the date of grant, but, within five years of the date of grant in the case of ISOs granted to Ten Percent Stockholders. An optionee of an ISO may not exercise an ISO granted under the Stock Option Plans so long as such person holds a previously granted and unexercised ISO. The aggregate fair market value (determined as of time of the grant of the ISO) of the Common Stock with respect to which the ISOs are exercisable during any calendar year shall not exceed $100,000.

    NON-QUALIFIED STOCK OPTIONS. The exercise price of each NSO will be determined by the Committee on the date of grant. However, the exercise price for the NSOs under the 1995 Stock Option Plan will in no event be less than 85% of the fair market value of the Common Stock on the date the option is granted, or not less than 110% of the fair market value of the Common Stock on the date such option is granted in the case of an option granted to a Ten Percent Stockholder. No such restriction exists with respect to the exercise prices of NSOs granted under the 1996 Stock Option Plan. The exercise period of an NSO shall not exceed ten years from the date of the grant.

    STOCK APPRECIATION RIGHTS. Each SAR granted under the Stock Option Plans will entitle the holder thereof, upon exercise of the SAR, to receive from the Company, in exchange therefor, an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock over its fair market value on the date of grant (or in the case of an SAR granted in connection with an option, the excess of the fair market of one share of Common Stock at the time of exercise over the option exercise price per share under the option to which the SAR relates), multiplied by the number of shares of Common Stock covered by the SAR or the option, or portion thereof, that is surrendered.

    SARs will be exercisable only at the time or times established by the Committee. If an SAR is granted in connection with an option, the SAR will be exercisable only to the extent and on the same conditions that the related option could be exercised. The Committee may withdraw any SAR granted under the Stock Option Plans at any time and may impose any conditions upon the exercise of an SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. As of September 8, 1997, no SARs have been granted pursuant to the Stock Option Plans.

    TERMINATION OF OPTION AND TRANSFERABILITY. In general, any unexpired options or SARs granted under the Stock Option Plans will terminate: (a) in the event of death or disability, pursuant to the terms of the option agreement or SAR agreement, but not less than six months or more than twelve months after the applicable date of such event, (b) in the event of retirement, pursuant to the terms of the option agreement or SAR agreement, but no less than thirty days or more than three months after such retirement date, or (c) in the event of termination of such person other than for death, disability or retirement, until thirty days after the date of such termination. However, the Committee may in its sole discretion accelerate the exercisability of any or all options or SARs upon termination of employment or cessation of services. The options and SARs granted under the Stock Option Plans are generally non-transferable, except by will or the laws of descent and distribution.


                                         12.

    ADJUSTMENTS RESULTING FROM CHANGES IN CAPITALIZATION. The number of shares of Common Stock reserved under the Stock Option Plans and the number and price of Common Stock covered by each outstanding option or SAR under the Stock Option Plans will be proportionately adjusted by the Committee for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting form any stock dividends, stock splits, consolidations, recapitalizations, reorganizations or like event.

    AMENDMENT OR DISCONTINUANCE OF STOCK OPTION PLAN. The Board of Directors has the right to amend, suspend or terminate the Stock Option Plans at any time. Unless sooner terminated by the Board of Directors, the 1995 Stock Option Plan and the 1996 Stock Option Plan will terminate on February 8, 2005 and May 7, 2006, respectively, the tenth anniversary date of the effectiveness of each such Stock Option Plans.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock as of September 8, 1997 by: (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each Named Executive Officer of the Company and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners:

                   NAME OF                         NO. OF
               BENEFICIAL OWNER                   SHARES(1)        PERCENT(1)
               ----------------                   ---------        ----------

 Tweedia International Limited(2)  . . . .        13,046,091         39.1

 Max Chian Yi Sun(3) . . . . . . . . . . .         2,798,191          8.5

 Joseph R. Wright, Jr.(4)  . . . . . . . .         4,802,500         12.8

 Richard T. McNamar(5) . . . . . . . . . .           150,000            *

 Xiao Jun(6) . . . . . . . . . . . . . . .           425,000          1.3

 James R. Lilley . . . . . . . . . . . . .            10,000            *

 Michael H. Wilson . . . . . . . . . . . .            10,000            *

 Drew Lewis  . . . . . . . . . . . . . . .            20,000            *

 Ju Feng . . . . . . . . . . . . . . . . .             5,000            *

 Teoh Set Seng . . . . . . . . . . . . . .                 0            -

 Richard S. Braddock . . . . . . . . . . .            10,000            *

 Liang Jiangli . . . . . . . . . . . . . .                 0            -

 Michael J. Lim(7) . . . . . . . . . . . .           756,900          2.2

 All executive officers and
   directors as a group  . . . . . . . . .         6,392,400         16.4
______________
*   Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of September 8, 1997, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
(2) Includes options to purchase 318,182 shares of Common Stock. The address of Tweedia International Limited is Columbus Centre Building, Wickhams Cay, Road Town Tortola, British Virgin Islands.
(3) Includes 2,797,691 shares of Common Stock held of record by Occidental Worldwide Corporation of which Mr. Sun has sole voting and investment power. The address of Mr. Sun is 126 JLN DEDAP, Taman Ampang Jaya, Trima Jaya, 68000 Ampang, Selangor, Malyasia.

                                         13.

(4) Includes options to purchase 4,500,000 shares of Common Stock. The address of Mr. Wright is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022.
(5) Includes options to purchase 125,000 shares of Common Stock.
(6) Includes options to purchase 415,000 shares of Common Stock.
(7) Includes options to purchase 750,000 shares of Common Stock.

           PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending March 31, 1998, subject to ratification by the stockholders. Effective December 6, 1996, the Company appointed Deloitte & Touche to replace Singer Lewak Greenbaum & Goldstein LLP ("Singer Lewak") as the Company's independent auditors. A representative of Deloitte & Touche is expected to be available at the Annual Meeting to respond to appropriate questions or make other statements such representative deems appropriate. No representative of Singer Lewak is expected to attend the Annual Meeting.

    Effective December 6, 1996, the Company terminated Singer Lewak as independent certified accountants for the Company. Singer Lewak's annual report covering the two fiscal years ended March 31, 1996 and 1995 contained a qualification based on the Company's ability to continue as a going concern. Except for this qualification, Singer Lewak's reports did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles. The decision to change accounting firms was made by the Board of Directors. In connection with the audits of the fiscal years ended March 31, 1996 and 1995 and during the subsequent interim periods preceding such termination, there has not developed any disagreement between Singer Lewak and management of the Company or other reportable events which have not been resolved to Singer Lewak's satisfaction. Singer Lewak had been the Company's independent certified accountants since December 1994. Effective December 6, 1996, the Company determined to engage Deloitte & Touche as the Company's new independent certified accountants to replace Singer Lewak. The Company has not, during the fiscal years ended March 31, 1995 and March 31, 1996 or the subsequent interim period, consulted with Deloitte & Touche regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

                          SECTION 16(a) BENEFICIAL OWNERSHIP
                                 REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during the fiscal year ended March 31, 1997, its directors, officers and 10% stockholders complied with all filing requirements under Section 16(a) of the Exchange Act.

                         SUBMISSION OF STOCKHOLDER PROPOSALS

    Stockholders are advised that any stockholder proposal, including nominations to the Board of Directors, intended for consideration at the 1998 Annual Meeting must be received by the Company no later than May 8, 1998 to be included in the proxy material for the 1998 Annual Meeting. It is recommended that stockholders submitting proposals direct them to Timothy P. F. Crowley, Corporate Secretary of the Company, and utilize certified mail, return-receipt requested in order to ensure timely delivery.


                                         14.

                                    OTHER MATTERS

    The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

    THE STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                       By Order of the Board of Directors



                                       Joseph R. Wright, Jr.
                                       CHAIRMAN OF THE BOARD

September 18, 1997


                                         15.

                                     AMTEC, INC.

              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 17, 1997

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Joseph R. Wright, Jr. and Richard T. McNamar, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all the shares of AmTec, Inc. (the "Company") held of record by the undersigned on September 8, 1997 at the Annual Meeting of Stockholders to be held on October 17, 1997 at 10:00 A.M. or any and all adjournments thereof.

    1.   ELECTION OF DIRECTORS:

              / / FOR all nominees listed below (except as marked to the contrary below).

              / /  WITHHOLD AUTHORITY to vote for all nominees listed below.

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, DRAW A LINE THROUGH SUCH NOMINEE'S NAME.):

                             Joseph R. Wright, Jr.
                             Richard T. McNamar
                             James R. Lilley
                             Michael H. Wilson
                             Drew Lewis
                             Richard S. Braddock
                             Liang Jiangli

    2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1998.

         / /  FOR       / /  AGAINST       / /      ABSTAIN


    3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.


THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. IN THE EVENT ANY OF THE NOMINEES IS UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE

SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.


                                       Dated:  ________________, 1997



                                       ---------------------------------------
                                           Signature



                                       ---------------------------------------
                                       (Signature, if held jointly)


                                       Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.


               PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS PROXY
                             USING THE ENCLOSED ENVELOPE.